Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 142 to Registration Statement No. 033-00488 on Form N-1A of our report dated July 26, 2018, relating to the financial statements and financial highlights of PNC Emerging Markets Equity Fund and PNC International Growth Fund, each a series of PNC Funds, appearing in one of the Annual Reports on Form N-CSR of PNC Funds for the year ended May 31, 2018, and  to  the  references  to  us  under  the  headings  “Financial  Highlights” in  the  Prospectus and “Independent  Registered  Public  Accounting  Firm”  and  “Financial  Statements”  in  the  Statement  of Additional Information, each of which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 28, 2019